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                                                         EXHIBIT 99.1



          WORLD COLOR SELLS  $300 MILLION OF SENIOR SUBORDINATED NOTES
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GREENWICH, CT  (November 13, 1998) - World Color Press, Inc. (NYSE:WRC)
announced today that it has made an offering pursuant to Rule 144A under the Securities Act of 1933 of $300 million aggregate principle amount of 8-3/8 % senior subordinated notes due 2008.

The Company intends to use a portion of the net proceeds from the sale of the senior subordinated notes to redeem all of its outstanding 9-1/8% Senior Subordinated Notes due 2003 in an aggregate principal amount of $150 million. World Color intends to use the remainder of the proceeds to repay borrowings under its outstanding revolving credit facilities.

World Color, headquartered in Greenwich, Connecticut, is a leader in the management and distribution of print and digital information. The Company specializes in the production and distribution of data for customers in the commercial, magazine, catalog, book, direct mail and directory markets. Founded in 1903, World Color employs approximately 15,600 employees and operates 48 facilities with a network of sales offices nationwide.

The offering of the senior subordinated notes has not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from the registration requirements of the Securities Act.


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